Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2016 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 27, 2016 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2016 net income of $6.4 million, or $0.30 per diluted share, versus net income of $5.0 million, or $0.22 per diluted share, in the prior-year period.  For the nine months ended Sept. 30, 2016, the Company reported net income of $16.9 million, or $0.78 per diluted share, compared to net income of $14.4 million, or $0.62 per diluted share, in the prior-year period.

Third quarter 2016 highlights include:

•	A $1.2 million, or 6.1%, year-over-year increase in net interest income.
•	A $1.7 million, or 96.2%, year-over-year increase in net gains on mortgage loans.
•	A $0.08, or 36.4%, year-over-year increase in earnings per share.
•	Total net loan growth of $25.2 million, or 6.3% annualized.
•	Total net deposit growth of $78.7 million, or 14.7% annualized.
•	An increase in tangible book value per share to $11.72 at Sept. 30, 2016 from $11.49 at June 30, 2016.
•	The payment of an eight cent per share dividend on common stock on Aug. 15, 2016.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report solid overall results for the third quarter of 2016.  Net loan growth and mortgage loan originations and sales contributed to a 26.3% year-over-year increase in our quarterly net income.  Quarterly earnings per share grew by 36.4% year-over-year, reflecting both the increase in net income and the benefit of our share repurchase activity.  Further, despite continued pressure from the low interest rate environment, we did achieve growth in net interest income on both a year-over-year and sequential quarterly comparative basis.  Finally, as recently announced, we increased our quarterly cash dividend on common stock by 25.0%, to ten cents per share, effective with our Nov. 15, 2016 dividend.”

Operating Results

The Company’s net interest income totaled $20.0 million during the third quarter of 2016, an increase of $1.2 million, or 6.1% from the year-ago period, and up by $0.4 million, or 1.9% from the second quarter of 2016.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.51% during the third quarter of 2016, compared to 3.58% in the year-ago period, and 3.52% in the second quarter of 2016.  The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was only partially offset by a decline in the net interest margin.  The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has generally resulted in declining year-over-year average yields on the Company’s loan portfolio.  Average interest-earning assets were $2.29 billion in the third quarter of 2016 compared to $2.11 billion in the year ago quarter and $2.26 billion in the second quarter of 2016.

For the first nine months of 2016, net interest income totaled $59.4 million, an increase of $3.8 million, or 6.8% from 2015.  The Company’s net interest margin for the first nine months of 2016 decreased to 3.55% compared to 3.59% in 2015.  The increase in net interest income for the first nine months of 2016 is due to an increase in average interest-earning assets that was only partially offset by the decline in the net interest margin.

Non-interest income totaled $11.7 million and $29.1 million, respectively, for the third quarter and first nine months of 2016, compared to $10.1 million and $30.1 million in the respective comparable year ago periods.  Third quarter and year to date 2015 results included a $1.2 million (approximately $0.03 per diluted share, after tax) gain on a branch sale.

Interchange income totaled $1.9 million and $5.8 million for the third quarter and first nine months of 2016, respectively, representing decreases of $0.2 million and $0.8 million, respectively, over the year ago comparative periods.  The decrease in interchange income in 2016 as compared to 2015 primarily results from lower incentives under the Company’s Debit Brand Agreement.  In addition, although transaction volumes increased for both the third quarter and first nine months of 2016 versus 2015, interchange income declined, primarily due to a higher mix of debit (PIN-based) versus credit (signature-based) transactions.

Net gains on mortgage loans were $3.6 million in the third quarter of 2016, compared to $1.8 million in the year-ago quarter.  For the first nine months of 2016, net gains on mortgage loans totaled $7.7 million compared to $5.7 million in 2015.  Mortgage loan origination volumes have increased in 2016 principally due to a rise in refinance volume resulting from a year-over-year decrease in mortgage loan interest rates.  In addition, net gains on mortgage loans have increased due in part to wider primary-to-secondary market pricing spreads that has resulted in improved profit margins on mortgage loan sales.

Mortgage loan servicing generated income of $0.9 million and a loss of $0.6 million in the third quarters of 2016 and 2015, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $0.6 million recovery of previously recorded impairment charges in the third quarter of 2016 as compared to a $0.9 million impairment charge in the year-ago quarter).  For the first nine months of 2016, mortgage loan servicing generated a loss of $0.5 million compared to income of $0.5 million in 2015.  Capitalized mortgage loan servicing rights totaled $11.0 million at Sept. 30, 2016 compared to $12.4 million at Dec. 31, 2015.  As of Sept. 30, 2016, the Company serviced approximately $1.64 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $22.5 million in the third quarter of 2016, compared to $21.9 million in the year-ago period.  For the first nine months of 2016, non-interest expenses totaled $65.5 million versus $65.6 million in 2015.  The $0.65 million quarterly year-over-year increase in non-interest expense was due primarily to a $1.0 million increase in compensation and employee benefits that was partially offset by declines in certain other categories of expenses (primarily communications, loan and collection, legal and professional and FDIC deposit insurance).  The increase in compensation and employee benefits is primarily due to an additional accrual for the Company’s management incentive compensation plan reflecting actual and expected 2016 financial performance relative to goals.

The Company recorded an income tax expense of $3.0 million and $7.5 million in the third quarter and first nine months of 2016, respectively.  This compares to an income tax expense of $2.3 million and $6.7 million in the third quarter and first nine months of 2015, respectively. The 2016 year to date income tax expense includes a $0.3 million income tax benefit resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09 “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting” in the second quarter.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in improving asset quality, as evidenced by year-over-year declines in non-performing assets and loan net charge-offs.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2016 were zero for commercial loans and 0.91% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2016	12/31/2015	9/30/2015
	(Dollars in Thousands)
Commercial	$3,386	$3,572	$7,986
Consumer/installment	732	972	1,052
Mortgage	6,679	6,174	6,776
Payment plan receivables	4	5	20
Total	$10,801	$10,723	$15,834
Ratio of non-performing loans to total portfolio loans	0.67%	0.71%	1.08%
Ratio of non-performing assets to total assets	0.62%	0.74%	0.82%
Ratio of the allowance for loan losses to non-performing loans	204.08%	210.48%	155.39%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans are up slightly from Dec. 31, 2015 and have declined by $5.0 million, or 31.8%, since Sept. 30, 2015.  The year-over-year decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into other real estate.  Other real estate and repossessed assets totaled $5.0 million at Sept. 30, 2016, compared to $7.2 million at Dec. 31, 2015.

The provision for loan losses was a credit of $0.2 million in both the third quarter of 2016 and 2015.  The provision for loan losses was a credit of $1.4 million and $1.0 million in the first nine months of 2016 and 2015, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net charge-offs of $0.5 million (0.12% annualized of average loans) and loan net recoveries of $0.26 million (0.07% annualized of average loans) in the third quarters of 2016 and 2015, respectively.  For the first nine months of 2016 and 2015, the Company recorded loan net recoveries of $0.9 million (0.08% annualized of average loans) and loan net charge-offs of $0.35 million (0.03% of average loans), respectively.  The year-to-date improvement in 2016 was concentrated in commercial loans and mortgage loans.  At Sept. 30, 2016, the allowance for loan losses totaled $22.0 million, or 1.37% of portfolio loans, compared to $22.6 million, or 1.49% of portfolio loans, at Dec. 31, 2015.

Balance Sheet, Liquidity and Capital

Total assets were $2.54 billion at Sept. 30, 2016, an increase of $129.3 million from Dec. 31, 2015.  Loans, excluding loans held for sale, were $1.61 billion at Sept. 30, 2016, compared to $1.52 billion at Dec. 31, 2015.

Deposits totaled $2.21 billion at Sept. 30, 2016, an increase of $121.0 million from Dec. 31, 2015.  The increase in deposits is primarily due to growth in checking, savings and time account balances.

Cash and cash equivalents totaled $114.3 million at Sept. 30, 2016, versus $85.8 million at Dec. 31, 2015. Securities available for sale totaled $603.1 million at Sept. 30, 2016, versus $585.5 million at Dec. 31, 2015.  This $17.6 million increase is primarily due to the purchase of corporate securities, asset-backed securities, and municipal securities during the first nine months of 2016.

Total shareholders’ equity was $250.9 million at Sept. 30, 2016, or 9.88% of total assets.  Tangible common equity totaled $248.9 million at Sept. 30, 2016, or $11.72 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2016	12/31/2015	Well Capitalized Minimum

Tier 1 capital to average total assets	10.09%	10.23%	5.00%
Tier 1 common equity to risk-weighted assets	14.14%	14.43%	6.50%
Tier 1 capital to risk-weighted assets	14.14%	14.43%	8.00%
Total capital to risk-weighted assets	15.39%	15.69%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 21, 2016, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the original 2016 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.  Also as previously announced, on Apr. 26, 2016 the Board of Directors of the Company authorized a $5.0 million expansion of the 2016 share repurchase plan.   The repurchase plan is authorized to last through Dec. 31, 2016.

Thus far in 2016 (through Oct. 26, 2016), the Company had repurchased 1,153,136 shares of its common stock at a weighted average price of $14.62 per share.  As of Oct. 26, 2016, the Company had approximately $4.41 million remaining under the 2016 share repurchase plan.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review third quarter 2016 results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Oct. 27, 2016.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp161027.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10093641). The replay will be available through Nov. 3, 2016.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2016	December 31, 2015
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$38,610	$54,260
Interest bearing deposits	75,706	31,523
Cash and Cash Equivalents	114,316	85,783
Interest bearing deposits - time	7,233	11,866
Trading securities	152	148
Securities available for sale	603,112	585,484
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,507	15,471
Loans held for sale, carried at fair value	38,008	27,866
Loans
Commercial	784,976	748,398
Mortgage	522,833	498,036
Installment	268,357	234,017
Payment plan receivables	31,188	34,599
Total Loans	1,607,354	1,515,050
Allowance for loan losses	(22,043)	(22,570)
Net Loans	1,585,311	1,492,480
Other real estate and repossessed assets	4,989	7,150
Property and equipment, net	40,375	43,103
Bank-owned life insurance	53,779	54,402
Deferred tax assets, net	32,156	39,635
Capitalized mortgage loan servicing rights	11,048	12,436
Vehicle service contract counterparty receivables, net	2,608	7,229
Other intangibles	2,019	2,280
Accrued income and other assets	27,706	23,733
Total Assets	$2,538,319	$2,409,066

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$725,166	$659,793
Savings and interest-bearing checking	1,009,354	988,174
Reciprocal	46,636	50,207
Time	425,804	387,789
Total Deposits	2,206,960	2,085,963
Other borrowings	11,527	11,954
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	538	797
Accrued expenses and other liabilities	32,823	23,691
Total Liabilities	2,287,417	2,157,974

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,227,974 shares at September 30, 2016 and 22,251,373 shares at December 31, 2015	323,303	339,462
Accumulated deficit	(69,386)	(82,334)
Accumulated other comprehensive loss	(3,015)	(6,036)
Total Shareholders’ Equity	250,902	251,092
Total Liabilities and Shareholders’ Equity	$2,538,319	$2,409,066

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$18,597	$18,208	$17,869	$55,361	$52,859
Interest on securities
Taxable	2,537	2,480	1,901	7,261	5,528
Tax-exempt	330	282	228	860	667
Other investments	281	297	295	884	922
Total Interest Income	21,745	21,267	20,293	64,366	59,976
Interest Expense
Deposits	1,254	1,152	987	3,520	2,961
Other borrowings	493	485	465	1,455	1,382
Total Interest Expense	1,747	1,637	1,452	4,975	4,343
Net Interest Income	19,998	19,630	18,841	59,391	55,633
Provision for loan losses	(175)	(734)	(244)	(1,439)	(1,037)
Net Interest Income After Provision for Loan Losses	20,173	20,364	19,085	60,830	56,670
Non-interest Income
Service charges on deposit accounts	3,281	3,038	3,294	9,164	9,261
Interchange income	1,943	1,976	2,169	5,797	6,551
Net gains (losses) on assets
Mortgage loans	3,556	2,529	1,812	7,727	5,735
Securities	(45)	185	45	302	97
Mortgage loan servicing, net	858	(334)	(556)	(454)	476
Title insurance fees	319	253	281	860	874
Net gain on branch sale	-	-	1,193	-	1,193
Other	1,796	1,933	1,881	5,701	5,881
Total Non-interest Income	11,708	9,580	10,119	29,097	30,068
Non-Interest Expense
Compensation and employee benefits	13,031	12,000	12,029	36,912	35,605
Data processing	1,971	1,936	2,001	6,008	5,958
Occupancy, net	1,919	1,856	1,940	5,982	6,399
Furniture, fixtures and equipment	990	965	998	2,939	2,915
Communications	670	722	754	2,280	2,184
Loan and collection	568	571	816	1,964	2,938
Advertising	455	478	406	1,410	1,338
Legal and professional	420	345	519	1,178	1,352
FDIC deposit insurance	187	331	350	852	1,044
Interchange expense	276	267	279	809	859
Credit card and bank service fees	203	198	197	588	602
Net (gains) losses on other real estate and repossessed assets	263	(159)	5	98	(173)
Provision for loss reimbursement on sold loans	45	-	(35)	30	(59)
Costs (recoveries) related to unfunded lending commitments	73	(80)	26	6	46
Vehicle service contract counterparty contingencies	(39)	(1)	30	(10)	89
Other	1,497	1,466	1,564	4,423	4,512
Total Non-interest Expense	22,529	20,895	21,879	65,469	65,609
Income Before Income Tax	9,352	9,049	7,325	24,458	21,129
Income tax expense	2,979	2,611	2,278	7,547	6,682
Net Income	$6,373	$6,438	$5,047	$16,911	$14,447
Net Income Per Common Share
Basic	$0.30	$0.30	$0.22	$0.79	$0.63
Diluted	$0.30	$0.30	$0.22	$0.78	$0.62

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$19,998	$19,630	$19,763	$19,353	$18,841
Provision for loan losses	(175)	(734)	(530)	(1,677)	(244)
Non-interest income	11,708	9,580	7,809	10,062	10,119
Non-interest expense	22,529	20,895	22,045	22,841	21,879
Income before income tax	9,352	9,049	6,057	8,251	7,325
Income tax expense	2,979	2,611	1,957	2,681	2,278
Net income	$6,373	$6,438	$4,100	$5,570	$5,047

Basic earnings per share	$0.30	$0.30	$0.19	$0.25	$0.22
Diluted earnings per share	0.30	0.30	0.19	0.25	0.22
Cash dividend per share	0.08	0.08	0.08	0.08	0.06

Average shares outstanding	21,232,252	21,280,926	21,751,108	22,314,319	22,673,033
Average diluted shares outstanding	21,548,647	21,639,077	22,061,937	22,629,107	23,132,682

Performance Ratios
Return on average assets	1.02%	1.06%	0.68%	0.93%	0.86%
Return on average common equity	10.20	10.66	6.70	8.80	7.84
Efficiency ratio	70.25	71.27	79.67	76.77	78.22

As a Percent of Average Interest-Earning Assets
Interest income	3.81%	3.81%	3.90%	3.84%	3.85%
Interest expense	0.30	0.29	0.29	0.28	0.27
Net interest income	3.51	3.52	3.61	3.56	3.58

Average Balances
Loans	$1,616,681	$1,577,026	$1,549,789	$1,492,687	$1,474,269
Securities available for sale	593,013	591,648	563,815	598,961	553,909
Total earning assets	2,294,644	2,258,536	2,210,586	2,178,624	2,112,381
Total assets	2,482,002	2,447,910	2,420,855	2,385,459	2,322,111
Deposits	2,158,987	2,131,788	2,103,477	2,061,178	1,995,035
Interest bearing liabilities	1,499,932	1,506,335	1,497,584	1,459,837	1,409,499
Shareholders' equity	248,678	242,800	246,086	251,123	255,463

End of Period
Capital
Tangible common equity ratio	9.81%	9.99%	9.60%	10.34%	10.48%
Average equity to average assets	10.02	9.92	10.17	10.93	11.07
Tangible book value per share	$11.72	$11.49	$11.22	$11.18	$11.11
Total shares outstanding	21,227,974	21,315,881	21,261,830	22,251,373	22,548,562

Selected Balances
Loans	$1,607,354	$1,582,122	$1,538,982	$1,515,050	$1,467,999
Securities available for sale	603,112	599,755	589,500	585,484	604,662
Total earning assets	2,347,072	2,264,079	2,285,331	2,187,408	2,179,714
Total assets	2,538,319	2,452,696	2,488,367	2,409,066	2,394,861
Deposits	2,206,960	2,128,292	2,154,706	2,085,963	2,060,962
Interest bearing liabilities	1,528,890	1,497,169	1,530,607	1,473,693	1,468,393
Shareholders' equity	250,902	246,923	240,792	251,092	252,980